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                                                                EXHIBIT 8.1
                                            OPINION OF MAYER, BROWN & PLATT


                        [MAYER, BROWN & PLATT LETTERHEAD]


                                  December 3, 1998

Illinois Power Special Purpose Trust
c/o Illinois Power Company
500 South 27th Street
Decatur, Illinois 62521


          Re: Offering of $864,000,000 Transitional Funding Trust Notes, Series 1988-1 of Illinois Power Special Purpose Trust

Dear Ladies and Gentlemen:

     We have acted as United States federal tax counsel to Illinois Power Special Purpose Trust, a Delaware business trust ("Trust"), in connection with the offer and sale by Illinois Power Special Purpose Trust of $864,000,000 Transitional Funding Trust Notes Series 1998-1. You have requested that we provide our opinion regarding the material tax consequences disclosed in the prospectus and the prospectus supplement (collectively, the "Prospectus") included as part of the registration statement (the "Registration Statement") on Form S-3 (file no. 333-3537).

     In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Prospectus, (ii) factual representations provided by Illinois Power Company relating to its current and anticipated operation, management, ownership and structure, (iii) factual representations provided by the Trust relating to its current and anticipated operation, management, ownership and structure, and (iv) factual representations provided by Illinois Power Securitization Limited Liability Company relating to its current and anticipated operation, management, ownership and structure.

     Based upon and subject to the foregoing, we confirm the specific opinions set forth in the Prospectus under the captions "Prospectus Summary -- Taxation of the Notes," and "Material United States Federal Tax Consequences", including those under the subcaptions "Tax Consequences to United States Noteholders," "Tax Consequences to Non-United States Noteholders," "Backup Withholding and Information Reporting," and "Prospectus Supplement Summary -- Taxation of the Notes", and adopt those opinions as our opinions regarding the material tax consequences of this transaction.

     This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, the interpretation of

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Illinois Power Special Purpose Trust
December 3, 1998
Page 2

the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that laws, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

                                     Sincerely,

                                     /s/ Mayer, Brown & Platt
                                     --------------------------
                                     MAYER, BROWN & PLATT


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